From the President
April 29, 2015

TO: All Members

SUBJECT: First Quarter 2015 Financial Results and First Payment of Differentiated Dividends

I am pleased to share our first quarter 2015 earnings release along with announcements regarding dividend payments. Although we have been discussing differentiated dividends for many months, this is the first time we have paid different dividend amounts on activity stock and membership stock.

First Quarter Earnings Release

The attached news release includes information on our financial performance:

•	Net income of $71.1 million for the first quarter of 2015

•	Quarterly dividends of 5.0 percent annualized on activity stock and 3.0 percent annualized on membership stock

Dividend Payments

Based on first quarter performance, the Board of Directors declared quarterly dividends of 5.0 percent annualized on subclass B2 (activity) stock and 3.0 percent annualized on subclass B1 (membership) stock. These dividends will be calculated on your average capital stock held during the period January 1 to March 31, 2015, and will be credited to your demand deposit account (DDA) tomorrow, April 30.

Differentiated Dividends

Product usage is the main driver of the Bank’s earnings and financial success. Because the business we do with our membership drives the financial performance of the co-op, we believe that users of the cooperative should be rewarded with higher dividends. The impact of differentiating the dividends is proportional and affects all members the same, regardless of asset size. Users are rewarded; non-users continue to enjoy access to liquidity and receive a dividend.

As a reminder, our quarterly conference call is scheduled for Wednesday, May 6, at 9 a.m. You will have an opportunity to ask questions on the call. If you have yet to register, you may do so by clicking here.

Sincerely,

Winthrop Watson
President and Chief Executive Officer